UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☐ Definitive Proxy Statement
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OneSpan Inc.
(Name of Registrant as Specified in Its Charter)
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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO
THE 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, JUNE 5, 2026
 May 14, 2026
 To Our Stockholders:
On April 23, 2026, OneSpan Inc. (“OneSpan”, the “Company”, “we”, “us”, or “our”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), which was distributed in connection with the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held in virtual meeting format on Friday, June 5, 2026, at 11:00 a.m. Eastern Daylight Time. The Company is filing this supplement to the Proxy Statement to provide additional information in support of our director nominees who are up for election at the Annual Meeting and to encourage you to vote “FOR” each of the nominees named in the Proxy Statement.
Institutional Shareholder Services Inc. (“ISS”) recommended a vote “FOR” the election of all of OneSpan’s director nominees except for Michael McConnell. ISS recommended a “against” vote with respect to Mr. McConnell because he is currently a member of the board of directors at six (6) companies that ISS considers public companies. If a non-executive director is a board member at more than five (5) public companies, ISS considers that director to be on too many boards, or “overboarded”. Mr. McConnell may also be viewed as overboarded by other proxy advisors and certain institutional investors.

Overboarding standards are intended to ensure that directors have enough time available to effectively carry out their duties as board members. Although the concern that these standards seek to address is valid, it does not apply to Mr. McConnell, who has been an engaged, active and responsive board member since he joined the Company’s board in 2021. He is able to effectively contribute to multiple boards concurrently, including OneSpan’s, because of his profession and the characteristics of the companies for which he serves as a director, as further detailed below.
•Mr. McConnell is an independent investor with full control over his schedule, which gives him the time and flexibility to effectively serve on multiple boards. His capacity and availability to engage fully in his board responsibilities is demonstrated by his track record as a OneSpan board member. Since joining the OneSpan board in June 2021, Mr. McConnell:
•has only missed 3 meetings of the OneSpan board or a board committee of which he was a member, out of a total of 102 such board and committee meetings, for an attendance rate of 97% over a 5-year period;
•attended 99 board and committee meetings, the highest number of total meetings attended by any OneSpan director during that period;

•served as Chair of the compensation committee for a 4 year period that included several executive leadership changes, which required an unusually high workload for the compensation committee in general and its Chair in particular;
•dedicated significant time over and above typical board and committee meetings to overseeing the period of management transition that the Company experienced from 2021 through 2024; and
•has been an active member of the audit committee for his entire time as a director.

•Three of Mr. McConnell’s board memberships are Australian companies, which have a different fiscal year end and a less frequent public reporting cycle than U.S. companies. The two publicly traded Australian companies where he is a director, QuickFee and Beonic, have a June 30 fiscal year end and report financial results twice a year, in February (half-year results) and August (full year results), in contrast to March 31 and December 31 fiscal year ends and quarterly reporting for his U.S. public companies.  These timing differences make Mr. McConnell’s board workload more manageable.

•One of Mr. McConnell’s Australian company board memberships, Adacel, is not a publicly listed company, having voluntarily delisted from the Australian Stock Exchange (“ASX”) in January 2025. Although Adacel still provides a half-year report, an annual report and information on material events directly to its stockholders, it is no longer subject to the real-time disclosure requirements or governance requirements of the ASX, no broker makes a market in its stock, and it does not undertake investor relations activities typical of a publicly traded company.   As such, Mr. McConnell’s Adacel board membership is in several respects more similar to a private company board membership than a public company board membership.

•Most of the board meetings for Mr. McConnell’s boards are held remotely, significantly reducing travel time.
In addition, as noted in the Proxy Statement, by August 2026, Mr. McConnell intends to reduce his public company board commitments to four (4) (if counting Adacel as private) / five (5) (if counting Adacel as public), which will be within or below ISS’s overboarding threshold.
 Mr. McConnell is an effective and valued member of our board of directors due to his extensive operating and financial experience at various technology companies. He brings over two decades of investment, operational and public board experience to OneSpan. He has demonstrated during his tenure on OneSpan’s board that he has the time and capacity to effectively contribute to the Company and our stockholders.
For the reasons discussed above, OneSpan believes that ISS’s overboarding concerns with respect to Mr. McConnell (as well as similar concerns that other proxy advisors or investors may raise) are unfounded. On behalf of the OneSpan board, we are asking for your support by voting

“FOR” each of our director nominees, including Mr. McConnell (Proposal 1). We greatly appreciate your support.
We urge you to read the Proxy Statement and this Proxy Supplement in their entirety. This Proxy Supplement is being filed with the SEC and made available to stockholders on or about May 14, 2026. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged.
 If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the answer to the “How can I revoke my proxy or change my vote?” question included in the Proxy Statement for instructions on how to do so. Regardless of your decision, we appreciate you exercising your right to vote, and your support of OneSpan. Thank you in advance for your consideration.
Sincerely,
  /s/ Victor Limongelli
Victor Limongelli
CEO and President